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                                                                    EXHIBIT 99.1


[SCHAWK GRAPHIC]

AT SCHAWK, INC.:                            AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                          KRISTINE WALCZAK
SR. VP AND CFO                              312-726-3600
847-827-9494                                KWALCZAK@DRESNERCO.COM
JPATTERSON@SCHAWK.COM                       ----------------------
---------------------

       SCHAWK ANNOUNCES INCREASED SALES AND EARNINGS

         o   Q2 EPS Of 21 Cents In 2003 Versus 18 Cents In 2002
         o   Sales Increased 9.8 Percent Versus Prior Year Second Quarter
         o Q2 Operating Margin Increased To 13.6 Percent From 9.7 Percent Due To Increased Sales

DES PLAINES, IL, JULY 24, 2003--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphics services to the consumer products industry, reported second quarter earnings of $0.21 per fully diluted share compared to $0.18 per fully diluted share in the second quarter of 2002. For the six months ended June 30, 2003, the Company reported earnings of $0.41 per fully diluted share compared to $0.31 per fully diluted share in the first six months of 2002.

Net income was $4.6 million in the second quarter of 2003, compared with $4.0 million in the prior year second quarter. For the six months ended June 30, 2003, net income was $8.8 million compared to $6.7 million in the prior year six-month period.

SECOND QUARTER ENDED JUNE 30, 2003
Schawk reported net sales of $51.6 million for the second quarter of 2003 compared to $47.0 million in the same quarter of 2002, a 9.8 percent increase. Strong sales of graphics services to consumer products packaging clients, which increased 11.6 percent, were offset by a slight decrease in sales of graphics services to advertising agency clients compared to the same quarter of 2002.

Gross margin for the second quarter decreased to 40.5 percent in 2003 from 41.7 percent in 2002, primarily due to higher costs related to integrating new business into workflow.

Operating income for the second quarter of 2003 was $7.0 million compared to $4.6 million in the second quarter of 2002, primarily due to strength in sales to consumer products packaging clients. Operating margin was 13.6 percent in the second quarter of 2003 compared to 9.7 percent in the same period of 2002, due to higher sales in the 2003 period.

                                     -more-
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Other income (expense) for the second quarter of 2003 was $0.3 million of net other income, a $0.8 million increase over the second quarter of 2002. The change in results was due to the following items:

     Proceeds from life insurance policy                      $0.4 million
     Litigation settlement in Schawk's favor                  $0.4 million
     Lower interest income -- prior year second quarter
      included interest income from tax refunds              ($0.2 million)
     Lower interest expense due to lower outstanding
      debt and lower interest rates                           $0.2 million
                                                              ------------
     Net change in other income (expense)                     $0.8 million

Income tax expense for the second quarter of 2003 was at an effective tax rate of 37.5 percent compared to an unusually low rate of 1.0 percent in the prior year second quarter, which was a result of state tax refunds and the settlement of an outstanding tax obligation.

SIX MONTHS ENDED JUNE 30, 2003
For the six-month period ended June 30, 2003, net sales were $100.3 million compared to $90.6 million for the same period of the prior year, a 10.7 percent increase, due mainly to the strengthening market for graphics services for consumer products packaging clients in the first half of 2003.

Gross margin for the first six months of 2003 was 41.8 percent compared to 41.0 percent in the comparable prior year period. Gross margin increased in the 2003 period by 0.6 percent due to the inclusion of a gain on the sale of a building.

Operating income increased to $14.5 million for the six months ended June 30, 2003, compared to $9.6 million in the same period last year, and operating margin for the 2003 six-month period was 14.5 percent compared to 10.6 percent for the prior year period. The primary reason for the increased operating income and operating margin was increased sales in the first half of 2003. In addition, first half of 2003 results included a gain on the sale of a building of $0.5 million. Conversely, the operating results from the first half of 2002 were negatively impacted by $2.1 million in impairment and other charges.

Other income (expense) in the six-month period ended June 30, 2003, resulted in net other expense of $0.2 million, a $1.0 million decrease, compared to $1.2 million in the comparable prior year period. The decrease in other expense was primarily a result of the items described above in the second quarter results, and lower interest expense due to repayment of bank debt and lower interest rates.

Income tax expense for the first half of 2003 was at an effective rate of 38.4 percent compared to an unusually low rate of 20.3 percent in the prior year period. The lower rate in the 2002 period was as a result of state tax refunds and the settlement of an outstanding tax obligation in the second quarter of that year. It is currently anticipated that the effective tax rate will be in the range of 38 percent to 39 percent for the full year of 2003.

                                     -more-

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OTHER INFORMATION
Depreciation and amortization expense was $3.1 million for the second quarter of 2003 compared to $3.1 million in the prior year second quarter. For the 2003 six-month period, depreciation and amortization was $5.9 million compared to $6.3 million in the prior year six-month period.

Capital expenditures in the second quarter of 2003 were $2.5 million compared to $1.9 million in the second quarter of 2002. For the first six months of 2003, capital expenditures were $4.1 million compared to $3.5 million in the prior year period.

In addition, during the second quarter, Schawk repurchased $2.3 million of its outstanding common shares pursuant to the approval of its Board of Directors.

Also, since the Company's long-term credit facility matures in May 2004, Schawk's outstanding borrowings of $14 million are listed under current liabilities as "short term debt expected to be refinanced" on the balance sheet. The Company intends to refinance the outstanding borrowings on its credit facility, and its bank has indicated its interest in extending long-term credit prior to or concurrent with the maturity date of the credit facility.

MANAGEMENT COMMENTS
David A. Schawk, President and Chief Executive Officer commented, "Business levels remained strong in the second quarter after a solid first quarter in the graphic services for consumer products packaging market. Our strong second quarter performance in 2003 marks the seventh consecutive quarterly year-over-year increase in net income and earnings per share for Schawk, Inc. Our 13.6 percent operating margin was in line with our expectations for the second quarter, and we will strive to continue to achieve mid-teen operating margins for the balance of 2003. We also further reduced total borrowings to the lowest level in ten years at $36.4 million and have a very conservative 27 percent debt-to-total capital ratio.

"During the second quarter, we continued to benefit from volume related to business recently awarded to us from both existing and new clients," Mr. Schawk continued. "The fact that we are an independent graphic services provider with international operations and a full array of services, from concept to print management, continues to be a differentiating factor in obtaining this increased volume. Many of these assignments included multiple high value services such as workflow management, prepress, digital asset management, and design and art production. These services are being purchased by companies seeking to leverage our services to bring enhanced value across their supply chain. By offering these integrated services, Schawk is able to help reduce the amount of time it takes to bring a new product to market, as well as achieve significant cost savings for its consumer package goods and retail clients."

Mr. Schawk concluded, "We are encouraged by the strong sales and earnings growth in the second quarter and first half of 2003. We will continue to pursue strategies to increase future sales and profits from both organic growth and acquisitions."

                                     -more-

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Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Schawk invites you to join its Second Quarter of 2003 Earnings Conference Call, on Thursday, July 24 at 10:00 a.m. central time. Hosting the call will be David
A. Schawk, President and CEO, A. Alex Sarkisian, Executive Vice President and Corporate Secretary, and James J. Patterson, Sr. Vice President and CFO. To join the call, please dial 800-240-7305 or 303-205-0033 at least five minutes prior to start time and ask for the Schawk, Inc. conference call. If you are unable to participate on the call, a replay will be available through July 31 at 11:59 p.m. eastern time, by dialing 800-405-2236 or 303-590-3000, entering pass code 16311, and following the prompts.

To access the call on the Internet, go to: http://www.actioncast.acttel.com.

For more information about Schawk, visit our website at http://www.schawk.com.


                           Financial Tables to Follow


                                     -more-
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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    THREE MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                          2003         2002
                                                      -------------------------
Net sales                                                 $ 51,635     $ 47,011
Cost of sales                                               30,716       27,418
Selling, general, and administrative expenses               13,871       12,921
Restructuring and other charges                                 --        2,121
                                                          --------     --------

Operating income                                             7,048        4,551


Other income (expense)
  Interest income                                               51          223
  Interest expense                                            (528)        (721)
  Other income                                                 749           --
                                                          --------     --------
                                                               272         (498)
                                                          --------     --------

Income before income taxes and minority interest             7,320        4,053

Income tax provision                                         2,742           34
                                                          --------     --------
Income before minority interest                              4,578        4,019
Minority interest in net income of subsidiary                   --          (17)
                                                          --------     --------
Net income                                                $  4,578     $  4,002
                                                          ========     ========
Earnings per share:
  Basic                                                   $   0.21     $   0.19
  Diluted                                                 $   0.21     $   0.18

Weighted average number of common and common
 equivalent shares outstanding                              21,635       21,715
Dividends per  common share                               $ 0.0325     $ 0.0325


                                     -more-


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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                           2003          2002
                                                        -----------------------

Net sales                                               $ 100,340     $  90,629
Cost of sales                                              58,395        53,434
Selling, general, and administrative expenses              27,426        25,425
Restructuring and other charges                                --         2,121
                                                        ---------     ---------

Operating income                                           14,519         9,649

Other income (expense)
 Interest income                                               51           228
 Interest expense                                          (1,056)       (1,468)
 Other income                                                 749            --
                                                        ---------     ---------
                                                             (256)       (1,240)
                                                        ---------     ---------
Income before income taxes and minority interest           14,263         8,409

Income tax provision                                        5,484         1,704
                                                        ---------     ---------

Income before minority interest                             8,779         6,705
Minority interest in net loss of subsidiary                    --            21
                                                        ---------     ---------
Net income                                              $   8,779     $   6,726
                                                        =========     =========
Earnings per share:
 Basic                                                  $    0.41     $    0.31
 Diluted                                                $    0.41     $    0.31

Weighted average number of common and common
 equivalent shares outstanding                             21,594        21,684
Dividends per  common share                             $   0.065     $   0.065
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                                     -more-

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                                  SCHAWK, INC.
                   CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)


                                                                                         JUNE 30,     DEC. 31,
                                                                                           2003         2002
                                                                                        (UNAUDITED)
                                                                                      -------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                              $   2,091    $   2,051
  Trade accounts receivable, less allowance for doubtful accounts
    of $1,479 in 2003 and $1,269 in 2002                                                    37,600       37,946
  Inventories                                                                                9,315        8,540
  Prepaid expenses and other                                                                 3,780        3,539
  Refundable income taxes                                                                    1,194          889
  Deferred income taxes                                                                      1,707        1,713
                                                                                      -------------------------
Total current assets                                                                        55,687       54,678

Property and equipment, net                                                                 39,196       40,652
Goodwill                                                                                    61,275       60,476
Other assets                                                                                 4,100        4,664
                                                                                      -------------------------
Total assets                                                                             $ 160,258    $ 160,470
                                                                                      =========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                                                                 $   5,233    $   4,696
  Accrued expenses                                                                          14,811       13,787
  Income taxes payable                                                                         396           --
  Notes payable to banks                                                                     4,117        3,281
  Current portion of long-term debt and capital lease obligations                            6,139        6,260
  Short-term debt expected to be refinanced
                                                                                            14,000           --
                                                                                      -------------------------
Total current liabilities                                                                   44,696       28,024

Long-term debt                                                                              12,168       37,186
Capital lease obligations                                                                       57           46
Other                                                                                          995        1,029
Deferred income taxes                                                                        4,446        4,418

STOCKHOLDERS' EQUITY:
  Common stock                                                                                 186          186
  Additional paid-in capital                                                                86,703       85,922
  Retained earnings                                                                         34,646       27,253
  Accumulated comprehensive loss, net                                                          663       (1,558)
                                                                                      -------------------------
                                                                                           122,198      111,803
  Treasury stock, at cost                                                                  (24,302)     (22,036)
                                                                                      -------------------------
Total stockholders' equity                                                                  97,896       89,767
                                                                                      -------------------------
Total liabilities and stockholders' equity                                               $ 160,258    $ 160,470
                                                                                      =========================
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